Exhibit 99.1

                             SEL-LEB MARKETING, INC.

                 SEL-LEB ANNOUNCES LOSS OF SIGNIFICANT CUSTOMER


PATERSON, N.J., May 16, 2003 /PRNewswire-FirstCall/ -- SEL-LEB MARKETING, INC. (NASDAQ: SELBE) announced today that a major customer would no longer carry the Company's Annalia's Garden product line. Sales of the Annalia's Garden product line to this customer had accounted for approximately 20% of the Company's total net sales for the year ended December 31, 2002. The reason given by the customer was the Company's lack of success in filling the customer's orders in full, or on a timely basis especially for the 2002 Christmas/Holiday season. This resulted directly from production problems at Sel-Leb's contract supplier, as described in Sel-Leb's press releases of December 24, 2002 and March 26, 2003.

Sel-Leb continues its efforts to explore its options for the development of a reliable source of the product, which has found significant retail customer acceptance, or, alternatively to develop other, replacement products. Failure to find an adequate source of supply, and new retail outlets for sales of the product line could have a material adverse effect on the Company.

Sel-Leb is a company primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The company's business also includes marketing and selling products to be promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including but not limited to general trends in the retail industry (both general as well as electronic outlets), the ability of the company to maintain its financing arrangements (or obtain satisfactory alternative financing) on favorable terms, or at all, the ability of the company to successfully implement any future expansion plans, consumer acceptance of any products developed and sold by the company, the ability of the company to continue to develop its "celebrity" product business, the ability of the company to sell its specially purchased merchandise at favorable prices, on a timely basis or at all, the ability of the company to adequately source products that it sells to its customers and other risks detailed in the company's filings with the Securities and Exchange Commission.